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                                                                  EXHIBIT  99

For Immediate Release                                Contact: John T. O'Neill
October 21, 1996                                     Telephone:  401-431-8500


                     HASBRO, INC. ANNOUNCES REVENUES AND
                       EARNINGS FOR THIRD QUARTER 1996


     Pawtucket, RI (October 21, 1996) -- Hasbro, Inc. (HAS:ASE) today reported third quarter revenues of $845,148,000, up from $826,165,000 in the third quarter of 1995. Net earnings for the quarter increased to $70,469,000 or $.81 per share, a growth of approximately 13% from the 1995 level of $63,572,000, or $.72 per share.

     For the nine months, revenues totaled $1,895,442,000, compared with $1,834,522,000 in 1995. Net earnings for the year to date were $100,820,000, or $1.15 per share, up 14% from the $89,488,000, or $1.01 per share a year ago, absent the impact of the second quarter 1995 $31,100,000 pretax charge related to a discontinued development project. The reported 1995 nine month earnings were $70,362,000, or $.80 per share.

     "I am very pleased to be able to report growth in both revenues and earnings again this quarter", said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "In the United States, boys' toys and the game products from Milton Bradley and Parker Brothers continued the momentum which was evident in the second quarter. Our Batman(R) and Star Wars(R) action figures and accessories provided fun-filled play experiences for children throughout the country and our line of large dolls, including the number one at retail, Baby Go Bye Bye(TM) continued to be strong. Our classic games performed very well and we continued to see impressive strength in many of our newer items, including Puzz 3D(TM) and the Goosebumps(TM) games and puzzles. Internationally, absent the impact of unfavorable foreign currency translation rates and reflecting growth in the United Kingdom, Mexico, Asia/Pacific and our K'Nex operations, revenues marginally exceeded those of a year ago."

     He continued, "This revenue increase also drove our earnings. Additionally, earnings were helped by a reduction in the tax rate, largely due to a one-time benefit from the expected utilization of certain international tax losses from prior years. Adversely impacting us this quarter were the costs provided for the previously announced closing of our Amsterdam, New York manufacturing facility."

     "During the quarter we aggressively continued the repurchase of our shares in the open market, adding more than 800,000 to those in our treasury. During the past twelve months we have purchased in excess of 2,100,000 shares and have authorization to purchase almost 4,000,000 more. Even after these purchases, which have used approximately $75,000,000 of cash, our balance sheet remains strong. Receivables, while at a higher level than those of a year ago, are relatively constant when expressed as days sales outstanding and the growth in inventories experienced recently continues to moderate."

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Mr. Hassenfeld concluded, "The momentum that started in the 4th quarter of
1995 is continuing. Our new products are being well received and we just completed a very successful preview of our 1997 line with our major customers. We are optimistic about the full year and look forward with great anticipation to 1997 when we will present product for three of the year's major movie releases - the re-release of `Star Wars Trilogy', Steven Spielberg's `Jurassic Park - The Lost World' and the fourth Batman movie, `Batman and Robin'. All of this, coupled with our work to turn Hasbro into a global, brand driven organization, is part of our continuing effort to enhance shareholder value."


                                     # # #
                               (Tables Attached)

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                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands of Dollars and Shares Except Per Share Data)

                                     Quarter Ended      Nine Months Ended (1)
                                    ----------------    --------------------
                                    Sep 29,  Oct 1,      Sep 29,     Oct 1,
                                     1996     1995         1996       1995
                                    -------  -------    ---------  ---------
Net Revenues                       $845,148  826,165   $1,895,442  1,834,522
Cost of Sales                       372,273  360,852      844,228    807,509
                                    -------  -------    ---------  ---------
Gross Profit                        472,875  465,313    1,051,214  1,027,013
Amortization                          9,939    9,718       29,745     28,686
Royalties, Research and Development  85,929   78,318      204,707    195,487
Discontinued Development Project          -        -            -     31,100
Advertising                         116,446  123,537      252,893    261,934
Selling, Distribution and
 Administration                     146,941  142,977      397,215    382,785
                                    -------  -------    ---------  ---------
Operating Profit                    113,620  110,763      166,654    127,021
Interest Expense                      9,419   10,932       19,678     24,139
Other (Income), Net                    (733)  (3,539)      (6,210)   (11,528)
                                    -------  -------    ---------  ---------
Earnings Before Income Taxes        104,934  103,370      153,186    114,410
Income Taxes                         34,465   39,798       52,366     44,048
                                    -------  -------    ---------  ---------
Net Earnings                       $ 70,469   63,572   $  100,820     70,362
                                    =======  =======    =========  =========

Per Common Share(2)
   Net Earnings                    $    .81      .72   $     1.15        .80
                                    =======  =======    =========  =========

   Cash Dividends Declared         $    .10 $    .08   $      .30        .24
                                    =======  =======    =========  =========

Weighted Average Number of Shares    87,413   88,347       87,969     88,290
                                    =======  =======    =========  =========

(1) - 1996 consists of 39 weeks; 1995, 40 weeks.
(2) - Primary and fully diluted data are not shown separately as they are substantially the same.

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                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Sep. 29,        Oct. 1,
                                                      1996            1995
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $   57,753      $   53,785
  Accounts Receivable, Net                         1,184,615       1,128,119
  Inventories                                        402,704         390,095
  Other                                              155,941         158,264
                                                   ---------       ---------
  Total Current Assets                             1,801,013       1,730,263
  Property, Plant and Equipment, Net                 301,453         306,464
  Other Assets                                       897,009         880,782
                                                   ---------       ---------
  Total Assets                                    $2,999,475      $2,917,509
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  553,136      $  566,820
  Payables and Accrued Liablities                    654,947         673,621
                                                   ---------       ---------
  Total Current Liabilities                        1,208,083       1,240,441
  Long-term Debt                                     149,907         149,991
  Deferred Liabilities                                70,556          65,143
                                                   ---------       ---------
  Total Liabilities                                1,428,546       1,455,575
  Total Shareholders' Equity                       1,570,929       1,461,934
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,999,475      $2,917,509
                                                   =========       =========



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